Exhibit 99.2

FINANCIAL STATEMENTS

SIKORSKY AIRCRAFT CORPORATION

(A Consolidated Subsidiary of United Technologies Corporation)

As of September 30, 2015 and December 31, 2014

and for the nine months ended September 30, 2015 and 2014

FINANCIAL STATEMENTS

SIKORSKY AIRCRAFT CORPORATION

(A Consolidated Subsidiary of United Technologies Corporation)

Independent Auditor’s Report

To Management and the Board of Directors of United Technologies Corporation:

We have reviewed the accompanying condensed combined interim financial information of Sikorsky Aircraft Corporation, which comprise the condensed combined balance sheet as of September 30, 2015, and the related condensed combined statements of operations, of comprehensive income and of cash flows for the nine-month periods ended September 30, 2015 and 2014.

Management’s Responsibility for the Condensed Combined Interim Financial Information

The Company’s management is responsible for the preparation and fair presentation of the condensed combined interim financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation, and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of the condensed combined interim financial information in accordance with accounting principles generally accepted in the United States of America.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information taken as a whole. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed combined interim financial information for it to be in accordance with accounting principles generally accepted in the United States of America.

Other Matter

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the combined balance sheet of Sikorsky Aircraft Corporation as of December 31, 2014, and the related combined statements of operations, of comprehensive income, of changes in United Technologies Corporation’s net investment and of cash flows for the year then ended (not presented herein), and we expressed an unmodified audit opinion on those audited combined financial statements in our report dated July 2, 2015. In our opinion, the information set forth in the accompanying combined balance sheet information as of December 31, 2014, is consistent, in all material respects, with the audited combined balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Hartford, Connecticut

November 20, 2015

SIKORSKY AIRCRAFT CORPORATION

INTERIM CONDENSED COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Net Sales:
Product sales	$3,607	$4,585
Service sales	741	783
	4,348	5,368
Costs and Expenses:
Cost of products sold	3,203	4,415
Cost of services sold	543	613
Research and development	137	122
Selling, general and administrative	326	289
	4,209	5,439
Other income (expense), net	38	(5)
Operating profit (loss)	177	(76)
Interest expense, net	21	20
Income (loss) from operations before income taxes	156	(96)
Income tax expense (benefit)	105	(59)
Net income (loss)	51	(37)
Less: Net (loss) income attributable to noncontrolling interests	(1)	1
Net income (loss) attributable to Sikorsky	$52	$(38)

See accompanying Notes to Interim Condensed Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

INTERIM CONDENSED COMBINED STATEMENT OF COMPREHENSIVE INCOME

(Unaudited)

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Net income (loss)	$51	$(37)
Other comprehensive loss, net of tax
Foreign currency translation adjustments arising during period	(20)	(18)
Comprehensive income (loss), net of tax	31	(55)
Less: comprehensive (loss) income attributable to noncontrolling interest	(1)	1
Comprehensive income (loss) attributable to Sikorsky	$32	$(56)

See accompanying Notes to Interim Condensed Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

INTERIM CONDENSED COMBINED BALANCE SHEET

(dollars in millions)	September 30, 2015 (Unaudited)	December 31, 2014
Assets
Cash	$25	$17
Accounts receivable (net of allowance for doubtful accounts of $5 and $7)	1,206	1,226
Inventories and contracts in progress, net	2,213	2,150
Future income tax benefits, current	189	181
Other assets, current	83	80
Total Current Assets	$3,716	$3,654
Future income tax benefits	51	43
Fixed assets, net	692	683
Goodwill and intangible assets, net	370	376
Investments	247	244
Other assets	53	54
Total Assets	$5,129	$5,054

Liabilities and UTC Net Investment
Accounts payable	$576	$727
Net payable to affiliates	76	45
Accrued liabilities	421	521
Customer advances and deferred revenues	1,059	1,310
Short-term borrowings and long-term debt currently due	10	6
Total Current Liabilities	2,142	2,609
Long-term debt	7	255
Other long-term liabilities	463	328
Total Liabilities	2,612	3,192
Commitments and contingent liabilities (Note 13)
UTC Net Investment:
UTC net investment	2,566	1,890
Accumulated other comprehensive loss	(51)	(31)
Total UTC Net Investment	2,515	1,859
Noncontrolling interest	2	3
Total UTC Net Investment and noncontrolling interests	2,517	1,862
Total Liabilities, UTC Net Investment and noncontrolling interests	$5,129	$5,054

See accompanying Notes to Interim Condensed Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

INTERIM CONDENSED COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Operating Activities:
Net income (loss)	$51	$(37)
Adjustments to reconcile net income (loss) to net cash flows used in operating activities:
Depreciation and amortization	64	66
Deferred income tax provision (benefit)	48	(22)
Stock compensation cost	13	16
Noncash loss on change in estimate on a contract with the Canadian Government	—	438
Change in:
Accounts receivable	118	117
Inventories and contracts in progress	(41)	(538)
Other current assets	(11)	(13)
Accounts payable and accrued liabilities	(509)	(92)
Other operating activities, net	(354)	(85)
Net cash flows used in operating activities	(621)	(150)
Investing Activities:
Capital expenditures	(76)	(91)
Other investing activities, net	9	4
Net cash flows used in investing activities	(67)	(87)
Financing Activities:
Repayment of long-term debt, net	(248)	(1)
Increase in short-term borrowings, net	5	9
Net transactions with affiliates	952	236
Other financing activities, net	(13)	(9)
Net cash flows provided by financing activities	696	235
Net increase (decrease) in cash and cash equivalents	8	(2)
Cash and cash equivalents, beginning of year	17	23
Cash and cash equivalents, end of period	$25	$21

See accompanying Notes to Interim Condensed Combined Financial Statements.

SIKORSKY AIRCRAFT CORPORATION

(A Consolidated Subsidiary of United Technologies Corporation)

NOTES TO UNAUDITED INTERIM CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1 - DESCRIPTION OF THE BUSINESS

The accompanying Unaudited Interim Condensed Combined Financial Statements present, on an historical basis, the combined assets, liabilities, revenues and expenses related to the Sikorsky Aircraft Corporation (Sikorsky) of United Technologies Corporation (UTC). Historically, Sikorsky has been a wholly owned subsidiary of UTC and does not operate as a separate, stand-alone entity. Sikorsky’s business includes its wholly owned subsidiaries, certain UTC wholly owned legal entities for which Sikorsky is the sole business, and Sikorsky’s interests in various joint ventures. Historically, Sikorsky operated as a part of UTC and Sikorsky’s results of operations have been reported in UTC’s consolidated financial statements.

On November 6, 2015, pursuant to a Stock Purchase Agreement, dated as of July 19, 2015 by and between UTC and Lockheed Martin Corporation (Lockheed Martin), UTC completed the sale of all of the issued and outstanding equity of Sikorsky to Lockheed Martin for approximately $9,083 million in cash, including an adjustment of $83 million based on an estimate of working capital and net indebtedness as of the closing date.

Sikorsky designs, manufactures, services and supports a variety of military rotorcraft platforms for U.S. and foreign governments. Our military helicopters are operated by all five branches of the United States armed forces, other U.S. federal agencies and numerous international military and paramilitary services. Current major production programs include the UH-60M Black Hawk medium-transport helicopter and HH-60M Black Hawk medical evacuation helicopter for the U.S. government, the S-70 Black Hawk helicopter for foreign governments, the MH-60S SeaHawk helicopter for the U.S. Navy, the MH-60R SeaHawk helicopter for the U.S. and foreign navies and the S-70B SeaHawk for foreign navies. Each of the UH-60M, HH-60M and S-70 Black Hawk helicopters is a twin-engine helicopter that primarily supports utility, troop and cargo transport missions, and each can be configured to support additional missions, including air assault, medical evacuation, combat search and rescue, command and control and VIP transport. Each of the MH-60S, MH-60R and S-70B SeaHawk helicopters is a twin-engine helicopter that primarily supports naval operations, including anti-submarine warfare, anti-surface warfare and troop and cargo transport missions.

Sikorsky manufactures two main civil helicopters, the S-76 and the S-92 helicopters. These are twin-engine multi-role helicopters designed for use in offshore oil and gas, search and rescue, VIP and head of state, emergency medical services, law enforcement, paramilitary missions and other commercial services. The S-76 helicopter is a medium class helicopter that can accommodate up to 12 passengers and 2 pilots. The newest model, the S-76D helicopter, is currently in production. The S-92 helicopter is a heavy class helicopter that can accommodate up to 19 passengers and 2 pilots.

Sikorsky offers full-spectrum aftermarket service and support solutions to commercial and military customers worldwide. Our aftermarket service and support solutions includes spare parts sales, mission equipment, modifications and upgrades, overhaul and repair services, maintenance contracts and logistics support programs for helicopters and other aircraft. Sales are principally made to the U.S. and foreign governments, and commercial helicopter operators.

Sikorsky is also currently investing in two significant technology demonstration programs based on our X2 Technology that we believe will lead to business opportunities in the future. Sikorsky’s X2 is a demonstrator aircraft that includes a co-axial rigid-rotor. The X2 Technology is intended to deliver excellent low speed helicopter capabilities with no configuration change to enable high speed flight. The S-97 RAIDER, which is based on our X2 Technology, is intended to demonstrate armed reconnaissance/attack and special operations helicopter capabilities, is intended to achieve high speed flight in excess of 220 knots and improved maneuverability, while maintaining the critical performance attributes of a helicopter. Sikorsky is developing the S-97 RAIDER helicopter without funding from the U.S. government. The SB>1 Defiant, which is also based on our X2 Technology, is a joint technology development program with The Boeing Company focused on satisfying the Future Vertical Lift-Medium requirements of the U.S. armed forces. The SB>1 program, is funded in part by the U.S. government and in part by Sikorsky, The Boeing Company and certain of their suppliers.

Sikorsky also engages in the sale of the M28 fixed wing aircraft and the sale of components and aftermarket services for other fixed wing aircraft.

Sales to the U.S. Government were 61% and 49% of total Sikorsky sales for the nine months ended September 30, 2015 and 2014, respectively.

CH-148 Contract with the Canadian Government

We have been developing the CH-148 derivative of the H-92 helicopter (the Cyclone), a military variant of the S-92 helicopter, for the Canadian Government. The Cyclone is being developed under a fixed-price acquisition contract (the Acquisition Contract) that provides for a program to develop and produce 28 helicopters, and a related contract (the ISS Contract) to provide in-service support (collectively, the Arrangements). The original contract value of these Arrangements was estimated to be $4.2 billion.

In 2011, we completed a significant contractual milestone for work on four interim configuration helicopters and recognized the revenues and related costs. Although the Arrangements were expected to be profitable on a combined basis in 2011, $56 million of losses were recorded upon completing the milestones for the four aircraft as the actual costs exceeded revenues. Sikorsky and the Canadian Government have been using these aircraft for initial operational training and evaluation in Canada. These interim configuration aircraft will require further software and hardware upgrades before full mission capability can be achieved.

Delivery of the final configuration aircraft, which was originally scheduled to begin in 2012, did not occur due to a number of disputes between us and the Canadian Government related to contractual requirements and contract performance. As a result of these matters, we recorded a loss provision of $157 million during the fourth quarter of 2012 as the estimated profits on the in-service support contract (ISS Contract) no longer exceeded the estimated remaining losses on the Acquisition Contract. The profit erosion was driven by an increase in total expected costs to be incurred primarily as a result of the delays in delivering the final configuration aircraft resulting in a claim for liquidated damages, and a reduction of expected flight hour revenues on the ISS Contract.

During 2013, we made substantial progress in the manufacturing process for the remaining 24 aircraft. However, due to ongoing contractual disputes with the Canadian Government, no sales were recorded for these aircraft in 2013, and an incremental $27 million charge was recorded in 2013 due to program delays and related production cost increases.

On June 18, 2014, we signed amendments to the Arrangements (the Amended Arrangements) with the Canadian Government. The Amended Arrangements finalized the scope of the aircraft, changed the governance of the program, and established a phased approach to the delivery of interim and final configuration helicopters starting in 2015. The Amended Arrangements also extend the ISS Contract through approximately 2038. The contract value of the Amended Arrangements is estimated to be approximately $6.4 billion.

Prior to the amendments, sales and losses under the Acquisition Contract were recognized using an output-based method, consistent with the practices and policies the Company applies to other comparable production contracts. In light of the significant changes in program scope, governance and delivery, we re-assessed the method we utilize in estimating the extent of progress under the Acquisition Contract. The Acquisition Contract, as amended, now reflects the significant developmental nature of the program that has evolved over time. Under the Company’s practices and policies, contracts that are comparable to the Amended Arrangements are accounted for utilizing a cost-to-cost percentage of completion method, as this best reflects the efforts expended and more appropriately aligns the sales and loss recognition with these efforts. Employing the cost-to-cost percentage of completion method, we recorded a cumulative adjustment to reflect the percentage of completion under the Amended Arrangements in the second quarter of 2014 as a change in estimate. This adjustment along with changes in the ISS Contract resulted in the recognition in the second quarter of 2014 of $830 million in sales and $438 million in losses. Remaining losses under the Amended Arrangements of approximately $220 million will be recognized as the costs are incurred. These losses will be partially offset by the ISS Contract with the expectation of generating positive annual margin beginning in 2019. During 2015, Sikorsky signed two amendments to the Amended Arrangements with the Canadian Government. These amendments add capabilities to the final configuration of the aircraft and are expected to generate an additional $97 million of contract sales with an associated contribution to margin.

NOTE 2 - BASIS OF PRESENTATION

Throughout the period covered by the Unaudited Interim Condensed Combined Financial Statements, Sikorsky operated as a part of UTC. Consequently, stand-alone financial statements have not historically been prepared for Sikorsky. The accompanying Unaudited Interim Condensed Combined Financial Statements have been prepared from UTC’s historical accounting records and are presented on a stand-alone basis as if Sikorsky’s operations had been conducted independently from UTC.

The Unaudited Interim Condensed Combined Statement of Operations includes all revenues and costs directly attributable to Sikorsky, including costs for facilities, functions and services used by Sikorsky. Costs for certain functions and services performed by centralized UTC organizations are directly charged to Sikorsky based on usage or other allocation methods. The results of operations include allocations of (i) costs for administrative functions and services performed on behalf of Sikorsky by centralized groups within UTC; (ii) UTC’s general corporate expenses; and (iii) certain pension and other post-retirement benefit costs (see Note 3 for a description of the allocation methodologies employed). Current and deferred income taxes and related tax expense have been determined based on the stand-alone results of Sikorsky.

All charges and allocations for facilities, functions and services performed by UTC organizations have been deemed paid by Sikorsky to UTC in the period in which the cost was recorded in the Unaudited Interim Condensed Combined Statement of Operations. Sikorsky’s portion of domestic and certain non-U.S. income taxes payable is deemed to have been remitted to UTC in the period the related tax expense was recorded. Sikorsky’s portion of current domestic and certain non-U.S. income taxes receivable is deemed to have been remitted to Sikorsky by UTC in the period to which the receivable applies only to the extent that a refund of such taxes could have been recognized by Sikorsky on a stand-alone basis under the law of the relevant taxing jurisdiction.

UTC uses a centralized approach to cash management and financing its operations. Accordingly, none of the cash, debt or related interest expense on UTC’s books has been allocated to Sikorsky in the Unaudited Interim Condensed Combined Financial Statements. However, cash balances associated with certain foreign entities that do not participate in UTC’s centralized cash management program, and long-term debentures for which Sikorsky is directly liable have been included in the Unaudited Interim Condensed Combined Financial Statements. Transactions between UTC and Sikorsky are accounted for through UTC’s Net Investment (See Note 3 for additional information). Transactions between UTC and Sikorsky are deemed to have been settled immediately through UTC’s Net Investment, other than those transactions which have historically been cash settled and which are reflected in the attached Unaudited Interim Condensed Combined Balance Sheet as Net Payable to Affiliates.

All of the allocations and estimates in the Unaudited Interim Condensed Combined Financial Statements are based on assumptions that management believes are reasonable. However, the Unaudited Interim Condensed Combined Financial Statements included herein may not be indicative of the financial position, results of operations and cash flows of Sikorsky in the future, or if Sikorsky had been a separate, stand-alone entity during the periods presented.

The accompanying Unaudited Interim Condensed Combined Financial Statements as of September 30, 2015 and December 31, 2014, and for the nine months ended September 30, 2015 and 2014, have been prepared in accordance with generally accepted accounting principles in the U.S. for interim financial information. In the opinion of management, all adjustments (consisting of only normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included. Results for interim periods should not be considered indicative of results for a full year. These Unaudited Interim Condensed Combined Financial Statements do not represent complete financial statements and should be read in conjunction with the audited Combined Financial Statements for the years ended December 31, 2014, 2013 and 2012. The condensed notes that follow are an integral part of the Unaudited Interim Condensed Combined Financial Statements.

NOTE 3 - RELATED PARTIES

Historically, Sikorsky has been managed and operated in the normal course of business with other affiliates of UTC. Accordingly, certain shared costs have been allocated to Sikorsky and reflected as expenses in the stand-alone Unaudited Interim Condensed Combined Financial Statements. All related party transactions approximate market prices.

Related Party Purchases and Sales

Throughout the periods covered by the Unaudited Interim Condensed Combined Financial Statements, Sikorsky sold product to UTC and its non-Sikorsky businesses. Sales in the Unaudited Interim Condensed Combined Statement of Operations include sales to affiliates of UTC of $24 million and $13 million for the nine months ended September 30, 2015 and 2014, respectively. Cost of goods sold in the Unaudited Interim Condensed Combined Statement of Operations includes purchases from affiliates of UTC of $122 million and $168 million for the nine months ended September 30, 2015 and 2014, respectively.

Allocated Centralized Costs

UTC incurs significant corporate costs for services provided to Sikorsky as well as other UTC businesses. These services include treasury, tax, accounting, human resources, audit, legal, corporate research and development, purchasing, information technology and other such services. The costs associated with these services generally include all payroll and benefit costs as well as overhead costs related to the support functions. UTC also allocates costs associated with corporate insurance coverage and medical, pension, post-retirement and other health plan costs for employees participating in UTC sponsored plans. Allocations are based on a number of utilization measures including headcount, proportionate usage, revenue and inventory. All such amounts have been deemed to have been incurred and settled by Sikorsky in the period in which the costs were recorded.

The allocated functional service expenses and general corporate expenses for the nine months ended September 30, 2015 and 2014 are as follows:

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Cost of sales	$92	$—
Research and development	4	5
Selling, general and administrative expenses	115	89
Other income, net	—	8
Total allocated expenses	$211	$102

Allocated functional service expenses and general corporate expenses for the nine months ended September 30, 2015 include approximately $110 million of pension curtailment losses related to the sale of Sikorsky by UTC to Lockheed Martin. Approximately $92 million of the pension curtailment loss was recorded through Cost of sales and the remaining $18 million was recorded through Selling, general and administrative expenses.

In the opinion of the management of UTC and Sikorsky, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by Sikorsky during the periods presented. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees, or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had Sikorsky operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Cash Management and Financing

Sikorsky participates in UTC’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems which are operated by UTC. Cash receipts are transferred to centralized accounts, which are also maintained by UTC. As cash is received and disbursed by UTC, it is accounted for by Sikorsky through UTC’s Net Investment. All short and long-term debt is financed by UTC and financing decisions for wholly and majority owned subsidiaries are determined by central UTC treasury operations. As such, none of the cash, cash equivalents, debt or related interest expense has been allocated to Sikorsky in the Unaudited Interim Condensed Combined Financial Statements other than cash associated with certain foreign entities that do not participate in the centralized cash management program, and long-term debentures for which Sikorsky is directly liable.

Accounts Receivable and Payable

Accounts receivable and payable between Sikorsky and UTC and its non-Sikorsky businesses are settled on a current basis and have primarily been accounted for through the UTC Net Investment account in the Unaudited Interim Condensed Combined Financial Statements. The Net Investment includes intercompany receivables due from affiliates of UTC of $1,933 million and $2,495 million as of September 30, 2015 and December 31, 2014, respectively. The Net Investment includes intercompany payables due to affiliates of UTC of $246 million and $441 million as of September 30, 2015 and December 31, 2014, respectively. Transactions between Sikorsky and certain non-U.S. UTC businesses are cash-settled on a current basis and, therefore, are reflected in the Unaudited Interim Condensed Combined Balance Sheet as Net payable to affiliates and amounted to $76 million and $45 million as of September 30, 2015 and December 31, 2014, respectively.

NOTE 4 - ACCOUNTS RECEIVABLE

(dollars in millions)	September 30, 2015 (Unaudited)	December 31, 2014
Trade receivables:
U.S. Government	$101	$198
Commercial	232	296
Unbilled receivables	837	727
Miscellaneous	41	12
Total receivables	1,211	1,233
Allowance for bad debts	(5)	(7)
Accounts receivable, net	$1,206	$1,226

Accounts receivable are carried at amounts that approximate fair value. We primarily estimate reserves for losses on receivables by specific identification based on an assessment of the customers’ ability to make required payments. There was no significant bad debt expense recognized during the nine months ended September 30, 2015. Bad debt expense recognized during the nine months ended September 30, 2014 was approximately $2 million. Unbilled receivables represent revenues that are earned but not currently billable to the customer under the terms of the contract as billings are based on milestones or other triggering events. These items are expected to be collected in the normal course of business. At September 30, 2015 and December 31, 2014, approximately $474 million and $393 million, respectively, of unbilled receivables, largely pertaining to revenues earned but not currently billable to the Canadian Government related to the contract for the production and support of the CH-148 Cyclone helicopter, were expected to be collected in excess of twelve months.

NOTE 5 - INVENTORIES AND CONTRACTS IN PROGRESS

Inventories and contracts in progress are stated at the lower of cost or estimated realizable value and are based on first-in, first-out (FIFO) or average cost methods. Costs accumulated against specific contracts or orders are at actual cost. Inventories include raw materials, work-in-process and finished goods, both on-hand and at consigned or supplier locations. Inventories are net of various valuation reserves, contract loss provisions, as applicable, and progress billings. The method of valuing such inventory, and the reserves with respect thereto, are consistent with past practice.

Valuation reserves for excess, obsolete, and slow-moving inventory are estimated by comparing the inventory levels of individual parts to both future sales forecasts or production requirements and historical usage rates in order to identify inventory where the resale value or replacement value is less than inventoriable cost. Other factors that management considers in determining the adequacy of these reserves include whether individual inventory parts meet current specifications and cannot be substituted for a part currently being sold or used as a service part, overall market conditions, and other inventory management initiatives. Manufacturing costs are allocated to current production and firm contracts. On our U.S. Government contracts, the customer takes a lien interest in inventories related to such contracts based upon contract advances, progress payments or other performance-based payments.

Raw materials, work-in-process, and finished goods are presented net of inventory reserves of $127 million and $142 million as of September 30, 2015 and December 31, 2014, respectively.

(dollars in millions)	September 30, 2015 (Unaudited)	December 31, 2014
Raw materials	$322	$379
Work-in-process, including contracts in progress	1,551	1,459
Finished goods	644	544
	2,517	2,382
Progress payments	(304)	(232)
	$2,213	$2,150

NOTE 6 - GOODWILL AND INTANGIBLE ASSETS

Goodwill

The changes in the carrying amount of goodwill, by segment, for the nine months ended September 30, 2015 were as follows:

(dollars in millions)	Balance as of January 1, 2015	Foreign Exchange	Balance as of September 30, 2015
Defense Systems & Services	$174	$(3)	$171
Commercial Systems & Services	170	—	170
Total Goodwill	$344	$(3)	$341

Intangible Assets

Identifiable intangible assets are comprised of the following:

	September 30, 2015		December 31, 2014
(dollars in millions)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Patents and trademarks	$24	$(14)	$24	$(13)
Customer relationships	34	(25)	33	(21)
Other intangibles	23	(13)	22	(13)
Total Intangibles	$81	$(52)	$79	$(47)

Amortization of intangible assets for the nine months ended September 30, 2015 and 2014 was $5 million and $4 million, respectively.

NOTE 7 - INCOME TAXES

We conduct business globally and, as a result one or more of our subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business we are subject to examination by taxing authorities throughout the world, including such major jurisdictions as Australia, Poland and the United States. With few exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations for years before 2008.

In the ordinary course of business, there is inherent uncertainty in quantifying our income tax positions. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances, and information available at the reporting date. It is reasonably possible that over the next 12 months the amount of unrecognized tax benefits may increase within a range of approximately $8 million to $11 million as a result of additional worldwide uncertain tax positions, the revaluation of current uncertain tax positions arising from developments in examinations, in appeals or in the courts, or the closure of tax statutes.

Sikorsky tax years 2011 and 2012 are currently under review by the Examination Division of the Internal Revenue Service, which is expected to continue beyond the next 12 months.

As a result of the sale of Sikorsky by UTC to Lockheed Martin, income tax expense recorded for the nine months ended September 30, 2015 includes a charge of $58 million related to the historic earnings of Sikorsky’s foreign subsidiaries which were previously considered indefinitely reinvested. The tax benefit recorded for the period ended September 30, 2014 includes the tax impact of nonrecurring items, most notably the tax benefit related to the losses recorded for the CH-148 contract with the Canadian government, as discussed in Note 1.

NOTE 8 - EMPLOYEE BENEFIT PLANS

UTC sponsors numerous domestic and foreign employee benefit plans including certain plans that are shared amongst its businesses, including Sikorsky. For shared plans, the participation of employees in these plans is reflected in these financial statements as though Sikorsky participates in a multi-employer plan with UTC. A proportionate share of the cost is reflected in these Unaudited Interim Condensed Combined Financial Statements, while the assets and liabilities of such plans are retained by UTC.

Employee Savings Plans.

UTC sponsors various employee savings plans. The non-union domestic employee savings plan uses an Employee Stock Ownership Plan (ESOP) for employer matching contributions. Shares of common stock are allocated to employees’ ESOP accounts at fair value on the date earned. Cash dividends on common stock held by the ESOP are used for debt service payments. Participants receive additional shares in lieu of cash dividends. Sikorsky’s allocated contributions to employee savings plans were $36 million and $33 million for the nine months ended September 30, 2015 and 2014, respectively.

Pension and Post-Retirement Plans.

UTC sponsors both funded and unfunded domestic and foreign defined benefit pension plans that cover a large number of employees. UTC sponsors a number of post-retirement plans that provide health and life benefits to eligible retirees. Such benefits are provided primarily from domestic plans. The post-retirement plans are unfunded.

Participation in the Plan.

Sikorsky participates in UTC’s U.S. plans as though they are participants in a multi-employer plan with the other businesses of UTC. More information on the financial status of UTC’s significant plans can be found in UTC’s Annual Report. For purposes of these financial statements, the amounts in the following table represent the allocation of cost to Sikorsky for the significant plans in which Sikorsky participates. Amounts included for the nine months ended September 30, 2015 also include approximately $110 million of pension curtailment losses related to the sale of Sikorsky by UTC to Lockheed Martin. The majority of pension expense is recorded through cost of goods sold and cost of services sold in the Unaudited Interim Condensed Combined Statement of Operations.

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
UTC Pension and Retirement Plan	$186	$41

In addition, Sikorsky sponsors a retirement plan in Poland. The benefit obligation associated with this plan was $1 million and $2 million as of September 30, 2015 and December 31, 2014, respectively. Pension income for this plan was $0.5 million and $0.2 million for the nine months ended September 30, 2015 and 2014, respectively.

NOTE 9 - LONG-TERM DEBT

Long-term debt at December 31, 2014 consisted principally of an existing $250 million related party obligation due to UT Parkview, a UTC Holding Company, associated with UTC establishing Sikorsky as a wholly owned subsidiary of UTC. The debt carried interest at 8.75% and was scheduled to mature in full on March 1, 2021. On September 30, 2015, Sikorsky repaid all of the $250 million 8.75% debt to UT Parkview. Interest expense, which is reflected in the attached Unaudited Interim Condensed Combined Statement of Operations, was paid to UTC on a semi-annual basis.

NOTE 10 - RESTRUCTURING COSTS

During the nine months ended September 30, 2015, we recorded net pre-tax restructuring costs totaling $29 million for new and ongoing restructuring actions. Restructuring charges incurred during the nine months ended September 30, 2015 primarily relate to actions initiated during 2015 and 2014. Restructuring charges incurred during the nine months ended September 30, 2015 and 2014 were recorded as follows:

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Cost of sales	$25	$15
Selling, general and administrative	4	2
Total	$29	$17

2015 Actions

During the nine months ended September 30, 2015, we recorded net pre-tax restructuring costs totaling $32 million, including $25 million in cost of sales, and $7 million in selling, general and administrative expenses. The 2015 actions include ongoing cost reduction efforts, including workforce reductions. No specific plans for significant other actions have been finalized at this time. The following table summarizes the accrual balance and utilization of these cost reduction actions for the 2015 restructuring actions:

(dollars in millions)	Severance	Facility Exit, Lease Termination and Other Costs	Total
Net pre-tax restructuring costs	31	1	32
Utilization and foreign exchange	(11)	(1)	(12)
Balance at September 30, 2015	$20	$—	$20

2014 Actions

The 2014 actions relate to ongoing cost reduction efforts, including workforce reductions in response to economic changes and lower aircraft sales volume. The following table summarizes the accrual balances and utilization, all attributable to severance, for the 2014 restructuring actions:

(dollars in millions)	Total
Restructuring accruals at January 1, 2015	$6
Utilization and foreign exchange	(6)
Balance at September 30, 2015	$—

As of September 30, 2015, all expected costs to complete the actions initiated in 2014 had been incurred. All costs to complete the 2014 actions were recorded during 2014.

2013 Actions

During the nine months ended September 30, 2015, we reversed net pre-tax restructuring accruals totaling $3 million for restructuring actions initiated in 2013. As of September 30, 2015, there are no remaining costs to complete the 2013 actions.

NOTE 11 - UTC NET INVESTMENT AND NONCONTROLLING INTEREST

A summary of the changes in total equity for the nine months ended September 30, 2015 and 2014 is provided below:

(dollars in millions)	UTC net investment	Accumulated other comprehensive loss	Noncontrolling interest	Total Equity
Balance at December 31, 2013	$1,778	$1	$2	$1,781
Net loss	(38)	—	1	(37)
Foreign currency translation	—	(18)	—	(18)
Net transactions with affiliates	180	—	—	180
Balance at September 30, 2014	$1,920	$(17)	$3	$1,906

Balance at December 31, 2014	$1,890	$(31)	$3	$1,862
Net income	52	—	(1)	51
Foreign currency translation	—	(20)	—	(20)
Net transactions with affiliates	624	—	—	624
Balance at September 30, 2015	$2,566	$(51)	$2	$2,517

NOTE 12 - GUARANTEES

We extend performance and operating cost guarantees beyond our normal warranty and service policies for extended periods on some of our products. We may also extend residual value guarantees. We have accrued our estimate of the liability that may result under these guarantees and for service costs that are probable and can be reasonably estimated. The changes in the carrying amount of service and product warranties and product performance guarantees for the nine months ended September 30, 2015 and 2014 are as follows:

	Nine Months Ended September 30,
(dollars in millions)	2015	2014
Balance as of January 1	$29	$20
Warranties and performance guarantees issued	20	15
Settlements made	(8)	(14)
Other	1	—
Balance as of September 30	$42	$21

NOTE 13 - COMMITMENTS & CONTINGENT LIABILITIES

Except as otherwise noted, while we are unable to predict the final outcome, based on information currently available, we do not believe that resolution of any of the following matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

Environmental

Our operations are subject to environmental regulation by federal, state and local authorities in the United States and regulatory authorities with jurisdiction over our foreign operations. We have accrued for the costs of environmental remediation activities and periodically reassess these amounts. We believe that the likelihood of incurring losses materially in excess of amounts accrued is remote.

Government

We are now, and believe that, in light of the current U.S. Government contracting environment, we will continue to be the subject of one or more U.S. Government investigations. If we or one of our business units were charged with wrongdoing as a result of any of these investigations or other government investigations (including violations of certain environmental or export laws) the U.S. Government could suspend us from bidding on or receiving awards of new U.S. Government contracts pending the completion of legal proceedings. If convicted or found liable, the U.S. Government could fine and debar us from new U.S. Government contracting for a period generally not to exceed three years. The U.S. Government could void any contracts found to be tainted by fraud.

Our contracts with the U.S. Government are also subject to audits. Like many defense contractors, we have received audit reports, which recommend that certain contract prices should be reduced to comply with various government regulations, or that certain payments be delayed or withheld. Some of these audit reports involved substantial amounts. We have made voluntary refunds in those cases we believe appropriate, have settled some allegations and continue to litigate certain cases. In addition, we accrue for liabilities associated with those matters that are probable and can be reasonably estimated. The most likely settlement amount to be incurred is accrued based upon a range of estimates. Where no amount within a range of estimates is more likely, then we accrued the minimum amount.

Export Controls

A significant portion of our activities are subject to export control regulation by the U.S. Department of State (State Department) under the U.S. Arms Export Control Act (AECA) and International Traffic in Arms Regulations (ITAR). From time to time, we identify, investigate, remediate and voluntarily disclose to the Office of Defense Trade Controls Compliance (DTCC) potential violations of the AECA and ITAR. DTCC administers the State Department’s authority under the AECA and ITAR to impose civil penalties and other administrative sanctions for violations, including debarment from engaging in the export of defense articles or defense services. We do not believe that the disclosures that we have made will result in significant fines or sanctions. If we are wrong in our assessment, the fines or sanctions could have a material adverse effect on our business. Further, on June 28, 2012, UTC entered into a Consent Agreement (“CA”) with DTCC to resolve a Proposed Charging Letter that references approximately 45 of UTC’s previous disclosures. Under the CA, divested units of UTC must continue to comply with the terms of the CA.

Legal Proceedings.

T-34/T-44 Contract Claim

On October 14, 2014, the United States Government filed a complaint in the United States District Court for the Eastern District of Wisconsin alleging that Sikorsky and two of its wholly-owned subsidiaries, Derco Aerospace (Derco) and Sikorsky Support Services, Inc. (SSSI), violated the False Claims Act in connection with a contract that the U.S. Navy awarded to SSSI in June 2006 to support the Navy’s T-34 and T-44 fixed-wing turboprop training aircraft. SSSI subcontracted with Derco primarily to procure and manage the spare parts for the training aircraft. The Government alleges that SSSI overbilled the Navy on the contract because Derco added profit and overhead costs to the price of the spare parts that Derco procured and then sold to SSSI. The Government also claims that SSSI submitted false Certificates of Final Indirect Costs in the years 2006 through 2012. We believe that Derco was lawfully permitted to add profit and overhead to the cost of the parts, and maintain that SSSI did not submit any false certificates. We also believe that we have other substantial legal and factual defenses to the government’s claims. The government’s complaint asserts numerous claims for violations of the False Claims Act, for breach of contract and for unjust enrichment. Pursuant to a court filing made by the Government in late April 2015, the Government disclosed that it seeks damages of approximately $45 million, subject to trebling, plus statutory penalties of approximately $13 million, all totaling approximately $147 million. Although we continue to evaluate liability and exposure, we do not currently believe that it is probable that we will incur a material loss. If, contrary to our expectations, the Government prevails in this matter and proves damages in a material amount, the outcome could have a material adverse effect on our results of operations in the period in which a liability would be recognized and on our cash flows for the period in which any damages would be paid. By letter dated July 13, 2015, the United States Department of Justice notified Sikorsky that it has opened a criminal investigation with respect to this matter, and requested that Sikorsky and its two subsidiaries voluntarily produce documents. Sikorsky and its subsidiaries are cooperating fully in the investigation. We cannot predict the outcome or consequences of this investigation at this time.

Department of Defense Cost Accounting Standards Claims

In a December 21, 2011, Final Decision, the DOD asserted what it characterized as an “alternative” to a prior CAS 418 noncompliance allegation, which was ultimately resolved in Sikorsky’s favor by the U.S. Court of Appeals for the Federal Circuit when it affirmed the U.S. Court of Federal Claims’ decision that the Government had failed to prove that Sikorsky’s calculation of material overhead did not comply with CAS 418. The 2011 “alternative” claim alleges that, if Sikorsky’s pre-2006 accounting practice was compliant with CAS 418, then the 2006 accounting change was a “unilateral” change from one compliant practice to another, which entitles the Government to a cost impact for any contracts that were affected by the change. The Government claims that Sikorsky’s liability was approximately $38.3 million (including interest through September 30, 2015). We believe this claim is without merit and Sikorsky filed an appeal in 2012 with the U.S. Court of Federal Claims, but the proceedings were stayed during the pendency of the CAS 418 noncompliance litigation. On August 20, 2015, the court granted Sikorsky’s motion for judgment on the pleadings because the “alternative” claim was barred under the doctrine of claim preclusion. On October 13, 2015, the Department of Justice filed a notice of appeal with the U.S. Court of Appeals for the Federal Circuit. The Government’s initial brief is due on December 21, 2015.

Sikorsky Training Academy

In January and February 2014, suits were filed against Sikorsky in Jackson County District Court, Altus, Oklahoma by Heller Construction, Aviation Training Consultants (“ATC”) and the City of Altus, Oklahoma relating to Sikorsky’s now discontinued plans to operate the Sikorsky Training Academy in Altus, Oklahoma. The Heller Construction claim and City of Altus have been dismissed. The remaining claim in the litigation by ATC, which Sikorsky had engaged as a subcontractor for the project, asserts that ATC is entitled to half of the purported lost profits that the training academy would have generated over the life of the program, which ATC asserts is about $500 million. Sikorsky believes this and ATC’s other claims in the litigation (misappropriation of intellectual property and contribution) are without merit. A trial is scheduled to commence in February 2016. There is also litigation in Federal court in Connecticut under which Sikorsky is seeking to recover about $1 million for breach of the parties’ agreement and ATC has counter-claimed seeking about $9 million. That trial is scheduled to commence in March 2016. At this time, we cannot reasonably estimate the range of any potential loss, if any, that may result from this matter. Sikorsky continues to evaluate liability and exposure, but it does not currently believe that it is probable that it will incur a material loss. If, contrary to our expectations, the adverse parties prevail in this matter and prove damages in a material amount, the outcome could have a material adverse effect on our results of operations in the period in which a liability would be recognized and on our cash flows for the period in which any damages would be paid.

Other

We have accrued for environmental investigatory, remediation, operating and maintenance costs, performance guarantees and other litigation and claims based on our estimate of the probable outcome of these matters. While it is possible that the outcome of these matters may differ from the recorded liability, we believe that resolution of these matters will not have a material impact on our competitive position, results of operations, cash flows or financial condition.

We also have other commitments and contingent liabilities related to legal proceedings, self-insurance programs, offset obligations and other matters arising out of the normal course of business. We accrue contingencies based upon a range of possible outcomes. If no amount within this range is a better estimate than any other, then we accrue the minimum amount.

We are also subject to a number of routine lawsuits, investigations and claims (some of which involve substantial amounts) arising out of the ordinary course of our business. We do not believe that these matters will have a material adverse effect upon our competitive position, results of operations, cash flows or financial condition.

NOTE 14 - SUBSEQUENT EVENTS

We have evaluated subsequent events through November 20, 2015, the date of issuance of the financial statements. We have disclosed within the financial statements all subsequent events that occurred which required disclosure.